Exhibit 99.1

Sanara MedTech Inc. Reports Third Quarter 2024 Results

FORT WORTH, TX / GlobeNewswire / November 12, 2024 / Sanara MedTech Inc. Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (Nasdaq: SMTI), a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets, today reported its strategic, operational and financial results for the quarter ended September 30, 2024.

“The third quarter of 2024 was Sanara’s twelfth consecutive record net revenue quarter, which is a testament to the hard work and dedication of our entire organization,” stated Ron Nixon, Sanara’s Executive Chairman and CEO. “Looking ahead, we remain focused on continuing to execute our growth strategy and delivering exceptional value to both our customers and shareholders.”

Third Quarter 2024 Strategic, Operational and Financial Highlights (Unaudited)

●	Net revenue increased 35% year-over-year to $21.7 million in the third quarter of 2024.

●	For the three months ended September 30, 2024, the Company had a net loss of $2.9 million, compared to a net loss of $1.1 million for the three months ended September 30, 2023.

●	The Company generated Adjusted EBITDA* of $0.8 million for the three months ended September 30, 2024, compared to Adjusted EBITDA* of $0.3 million for the three months ended September 30, 2023.

●	The Company currently has agreements with 300+ distributors (+50 since January 2024) with 2,900+ potential sellers (+500 since January 2024).

●	The Company’s products were sold in over 1,200 facilities across 34 states plus the District of Columbia, based on a minimum of $50,000 of revenue, during the trailing twelve-month period ended September 30, 2024.

●	The Company’s products were contracted or approved to be sold in more than 4,000 hospitals as of September 30, 2024.

●	On October 4, 2024, the Company appointed Mr. Keith Myers to serve as a director on its Board. Mr. Myers is the chairman and CEO emeritus of LHC Group, one of the largest and highest quality in-home healthcare providers in the United States. He co-founded LHC Group in 1994 and led its growth from a single home health agency to a publicly traded company with approximately 29,000 employees and approximately 950 agency locations across 38 states and the District of Columbia, until its merger with Optum Inc. in 2023.

●	The Company announced that Sanara CMP LLC, a wholly owned subsidiary of the Company, invested $5.0 million in exchange for an ownership percentage of approximately 6.64% in ChemoMouthpiece, LLC (“CMp”), which owns and manufactures a 510(k) cleared cryotherapy device designed to reduce the incidence and severity of chemotherapy induced oral mucositis. In connection with the investment, the Company announced the execution of an exclusive U.S. distribution agreement with CMp. This product aligns well with Sanara’s wound and skin care strategy, which includes the licensed collagen peptides from Tufts University that focus on radiation dermatitis. The American Medical Association recently issued the CPT code (effective July 2024) to be applied for potential reimbursement by physicians and payers for the use of an oral cavity device for a cryotherapy procedure in conjunction with chemotherapy. SI Healthcare Technologies, LLC, a joint venture entity owned 50/50 by Sanara and InfuSystem Inc., will be the exclusive distributor of CMp’s Standard Chemo Regiment kits in the United States. The product is currently being introduced to the market and is expected to be commercially launched in 2025.

Third Quarter 2024 Revenue Analysis (Consolidated)

During the third quarter of 2024, the Company continued to further penetrate existing accounts while also expanding into new territories, growing the number of facilities where our products were sold to 900+ in Q3 2024 compared to 600+ in Q3 2023. For the quarter ended September 30, 2024, Sanara generated net revenue of $21.7 million compared to net revenue of $16.0 million for the quarter ended September 30, 2023, a 35% increase from the prior year period. The higher net revenue in the third quarter of 2024 was due to increased sales of soft tissue repair products (CellerateRX® Surgical Activated Collagen®, BIASURGE®, FORTIFY TRG® Tissue Repair Graft and FORTIFY FLOWABLE® Extracellular Matrix), increased market penetration, and geographic expansion and the Company’s continuing strategy to expand its independent distribution network in both new and existing U.S. markets.

Third Quarter 2024 Earnings Analysis (Consolidated)

Sanara reported a net loss of $2.9 million for the quarter ended September 30, 2024, compared to a net loss of $1.1 million for the quarter ended September 30, 2023. The higher net loss in 2024 was primarily due to increased SG&A costs related to the buildout of our Tissue Health Plus (“THP”) platform and infrastructure, which increased by approximately $1.2 million compared to the prior year period. The increase in net loss for the period also included higher interest expense of $0.7 million as a result of our loan with CRG Servicing LLC, and an increase in expense due to change in fair value of earnout liabilities of $0.8 million. These increased costs were partially offset by higher gross profit.

The Company generated Adjusted EBITDA* of $0.8 million for the quarter ended September 30, 2024, compared to Adjusted EBITDA* of $0.3 million for the quarter ended September 30, 2023.

* Adjusted EBITDA is a non-GAAP financial measure. See the discussion and the reconciliations at the end of this release for additional information.

Third Quarter 2024 Earnings Analysis (Segmented)

Sanara Surgical generated a net loss of $0.2 million for the quarter ended September 30, 2024, compared to net income of $0.6 million for the quarter ended September 30, 2023. The higher Sanara Surgical net loss in 2024 was primarily due to increases in interest expense, depreciation and amortization, and changes in fair value of earnout liabilities. THP generated a net loss of $2.7 million for the quarter ended September 30, 2024, compared to a net loss of $1.7 million for the quarter ended September 30, 2023. The higher THP net loss in 2024 was primarily due to higher SG&A costs related to the buildout of the THP platform and technology.

Sanara Surgical generated Segment EBITDA* of $2.6 million for the quarter ended September 30, 2024, compared to Segment EBITDA* of $1.4 million for the quarter ended September 30, 2023. THP generated Segment EBITDA* of ($1.7) million for the quarter ended September 30, 2024, compared to Segment EBITDA* of ($1.1) million for the quarter ended September 30, 2023.

* Segment EBITDA is a non-GAAP financial measure. See the discussion and the reconciliations at the end of this release for additional information.

Conference Call

Sanara will host a conference call on Wednesday, November 13, 2024, at 9:00 a.m. Eastern Time. The toll-free number to call for this teleconference is 888-506-0062 (international callers: 973-528-0011) and the access code is 373459. A telephonic replay of the conference call will be available through Wednesday, November 27, 2024, by dialing 877-481-4010 (international callers: 919-882-2331) and entering the replay passcode: 51566.

A live webcast of Sanara’s conference call will be available under the Investor Relations section of the Company’s website, www.SanaraMedTech.com. A one-year online replay will be available after the conclusion of the live broadcast.

About Sanara MedTech Inc.

Sanara MedTech Inc. is a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets. The Company markets, distributes and develops surgical, wound and skincare products for use by physicians and clinicians in hospitals, clinics and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen, FORTIFY TRG® Tissue Repair Graft and FORTIFY FLOWABLE® Extracellular Matrix as well as a portfolio of advanced biologic products focusing on ACTIGENTM Verified Inductive Bone Matrix, ALLOCYTE® Plus Advanced Viable Bone Matrix, BiFORM® Bioactive Moldable Matrix, TEXAGEN® Amniotic Membrane Allograft, and BIASURGE® Advanced Surgical Solution to the surgical market. In addition, the following products are sold in the wound care market: BIAKŌS® Antimicrobial Skin and Wound Cleanser, BIAKŌS® Antimicrobial Wound Gel, and BIAKŌS® Antimicrobial Skin and Wound Irrigation Solution. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “aims,” “anticipates,” “believes,” contemplates,” “continue,” “could,” “estimates,” “expect,” “forecast,” “guidance,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding our business strategy and mission, the development of new products, the timing of commercialization of our products, the regulatory approval process and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as uncertainties associated with the development and process for obtaining regulatory approval for new products, our ability to build out our executive team, our ability to identify and effectively utilize the net proceeds of the term loan to support the Company’s growth initiatives, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Relations Contact:

Jack Powell or Mike Piccinino, CFA

ICR Healthcare

IR@sanaramedtech.com

SOURCE: Sanara MedTech Inc.

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2024	2023
Assets
Current assets
Cash	$16,277,189	$5,147,216
Accounts receivable, net	11,070,622	8,474,965
Accounts receivable – related parties	43,409	8,400
Royalty receivable	-	49,344
Inventory, net	3,008,349	4,717,533
Convertible loan receivable	1,079,411	-
Prepaid and other assets	429,428	608,411
Total current assets	31,908,408	19,005,869

Long-term assets
Intangible assets, net	42,029,142	44,926,061
Goodwill	3,601,781	3,601,781
Investment in equity securities	8,321,412	3,084,278
Right of use assets – operating leases	1,688,963	1,995,204
Property and equipment, net	995,770	1,257,956
Total long-term assets	56,637,068	54,865,280

Total assets	$88,545,476	$73,871,149

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$1,301,362	$1,924,082
Accounts payable – related parties	150,611	77,805
Accrued bonuses and commissions	8,256,801	7,676,770
Accrued royalties and expenses	2,285,374	2,047,678
Earnout liabilities – current	1,906,550	1,100,000
Current portion of debt	-	580,357
Operating lease liabilities – current	439,129	361,185
Total current liabilities	14,339,827	13,767,877

Long-term liabilities
Long-term debt, net of current portion	30,076,715	9,113,123
Earnout liabilities – long-term	2,006,000	2,723,001
Operating lease liabilities – long-term	1,407,164	1,737,445
Other long-term liabilities	1,261,495	1,941,686
Total long-term liabilities	34,751,374	15,515,255

Total liabilities	49,091,201	29,283,132

Commitments and contingencies

Shareholders’ equity
Common Stock: $0.001 par value, 20,000,000 shares authorized; 8,743,174 issued and outstanding as of September 30, 2024 and 8,535,239 issued and outstanding as of December 31, 2023	8,743	8,535
Additional paid-in capital	76,021,528	72,860,556
Accumulated deficit	(36,246,405)	(28,036,814)
Total Sanara MedTech shareholders’ equity	39,783,866	44,832,277
Equity attributable to noncontrolling interest	(329,591)	(244,260)
Total shareholders’ equity	39,454,275	44,588,017
Total liabilities and shareholders’ equity	$88,545,476	$73,871,149

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Net Revenue	$21,671,599	$16,024,948	$60,367,060	$47,300,029

Cost of goods sold	1,991,987	1,751,349	5,890,719	6,064,524

Gross profit	19,679,612	14,273,599	54,476,341	41,235,505

Operating expenses
Selling, general and administrative expenses	18,993,255	13,877,879	54,143,122	40,658,424
Research and development	1,359,530	986,454	3,291,479	3,480,906
Depreciation and amortization	1,103,854	997,674	3,314,781	2,580,243
Change in fair value of earnout liabilities	147,000	(681,753)	67,549	(1,494,910)
Total operating expenses	21,603,639	15,180,254	60,816,931	45,224,663

Operating loss	(1,924,027)	(906,655)	(6,340,590)	(3,989,158)

Other expense
Interest expense	(927,577)	(188,294)	(1,839,259)	(188,300)
Share of losses from equity method investment	(31,448)	-	(31,448)	-
Total other expense	(959,025)	(188,294)	(1,870,707)	(188,300)

Net loss	(2,883,052)	(1,094,949)	(8,211,297)	(4,177,458)

Less: Net loss attributable to noncontrolling interest	(25,284)	(34,579)	(85,331)	(111,455)

Net loss attributable to Sanara MedTech shareholders	$(2,857,768)	$(1,060,370)	$(8,125,966)	$(4,066,003)

Net loss per share of common stock, basic and diluted	$(0.34)	$(0.13)	$(0.96)	$(0.49)

Weighted average number of common shares outstanding, basic and diluted	8,517,381	8,332,341	8,468,394	8,244,503

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30,
	2024	2023

Cash flows from operating activities:
Net loss	$(8,211,297)	$(4,177,458)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,314,781	2,580,243
Credit loss expense	230,930	214,061
Inventory obsolescence	356,261	222,691
Share-based compensation	3,240,362	2,582,163
Noncash lease expense	306,240	243,988
Share of losses from equity method investment	31,448	-
Back-end fee	219,689	-
Paid-in-kind interest	424,067	-
Accretion of finance liabilities	166,595	39,699
Amortization and write-off of debt issuance costs	150,219	2,055
Change in fair value of earnout liabilities	67,549	(1,494,910)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,777,243)	(794,344)
Accounts receivable – related parties	(35,009)	87,516
Inventory, net	1,352,923	(1,664,714)
Prepaid and other assets	178,963	482,921
Accounts payable	(622,719)	547,186
Accounts payable – related parties	72,806	30,711
Accrued royalties and expenses	249,910	557,295
Accrued bonuses and commissions	580,031	(1,673,629)
Operating lease liabilities	(252,337)	(182,498)
Net cash used in operating activities	(955,831)	(2,397,024)
Cash flows from investing activities:
Purchases of property and equipment	(133,676)	(210,970)
Proceeds from disposal of property and equipment	-	650
Investment in equity securities	(5,268,582)	-
Advancement on convertible loan receivable	(1,079,391)	-
Acquisitions, net of cash acquired	-	(9,942,750)
Net cash used in investing activities	(6,481,649)	(10,153,070)
Cash flows from financing activities:
Loan proceeds, net	29,339,260	9,688,341
Pay off line of credit	(9,750,000)	-
Equity offering net proceeds (expenses)	(75,000)	1,033,761
Net settlement of equity-based awards	(87,807)	(150,296)
Cash payment of finance and earnout liabilities	(859,000)	(744,795)
Net cash provided by financing activities	18,567,453	9,827,011
Net increase (decrease) in cash	11,129,973	(2,723,083)
Cash, beginning of period	5,147,216	8,958,995
Cash, end of period	$16,277,189	$6,235,912

Cash paid during the period for:
Interest	$948,759	$146,546
Supplemental noncash investing and financing activities:
Right of use assets obtained in exchange for lease obligations	-	1,531,773
Equity issued for acquisitions	-	3,089,645
Earnout and other liabilities generated by acquisitions	-	3,759,642

SANARA MEDTECH INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES (UNAUDITED)

To supplement the Company’s financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we present certain non-GAAP financial measures in this press release and on the related teleconference call, including Adjusted EBITDA and Segment EBITDA. The Company’s management uses these non-GAAP financial measures, both internally and externally, to assess and communicate the financial performance of the Company. The Company defines Adjusted EBITDA as net income (loss) excluding interest expense/income, provision/benefit for income taxes, depreciation and amortization, non-cash share-based compensation expense, change in fair value of earnout liabilities, share of losses from equity method investment, executive separation costs, legal and diligence expenses related to acquisitions, and gains/losses on the disposal of property and equipment, as each is applicable to the periods presented. Segment EBITDA is calculated in the same manner as Adjusted EBITDA but is presented on a segment basis.

The Company believes Adjusted EBITDA and Segment EBITDA are useful to investors because they facilitate comparisons of its core business operations across periods on a consistent basis. Accordingly, the Company adjusts for certain items, such as change in fair value of earnout liabilities, when calculating Adjusted EBITDA and Segment EBITDA because the Company believes that such items are not related to the Company’s core business operations.

The Company’s non-GAAP financial measures are not in accordance with, nor an alternative for, measures conforming to GAAP and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. The Company continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. The Company does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Material limitations associated with the use of such measures include that they do not reflect all costs included in operating expenses and may not be comparable with similarly named financial measures of other companies. Furthermore, these non-GAAP financial measures are based on subjective determinations of management regarding the nature and classification of events and circumstances. The Company presents these non-GAAP financial measures to provide investors with information to evaluate the Company’s operating results in a manner similar to how management evaluates business performance. To compensate for any limitations in such non-GAAP financial measures, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information and the related non-GAAP financial measures. Whenever the Company uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Investors are encouraged to review and consider these reconciliations.

Segment EBITDA is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. We have provided a reconciliation of this measure as it relates to our segments below.

Reconciliation of Net Income (Loss) to Segment EBITDA and Adjusted EBITDA (Unaudited):

	Three Months Ended
	September 30,
	2024			2023
	Sanara Surgical	THP	Total	Sanara Surgical	THP	Total
Net Income (Loss)	$(180,488)	$(2,702,564)	$(2,883,052)	$567,235	$(1,662,184)	$(1,094,949)
Adjustments:
Interest expense	927,577	-	927,577	188,294	-	188,294
Depreciation and amortization	696,888	406,966	1,103,854	590,563	407,111	997,674
Noncash share-based compensation	1,003,599	21,831	1,025,430	813,606	43,920	857,526
Change in fair value of earnout liabilities	-	147,000	147,000	(758,783)	77,030	(681,753)
Share of losses from equity method investment	31,448	-	31,448	-	-	-
Executive separation costs	59,685	-	59,685	-	-	-
Acquisition costs	24,812	405,207	430,019	-	-	-
Segment EBITDA (on a segment basis) / Adjusted EBITDA (consolidated)	$2,563,521	$(1,721,560)	$841,961	$1,400,916	$(1,134,124)	$266,792

	Nine Months Ended
	September 30,
	2024			2023
	Sanara Surgical	THP	Total	Sanara Surgical	THP	Total
Net Income (Loss)	$(2,872,286)	$(5,339,011)	$(8,211,297)	$1,181,296	$(5,358,754)	$(4,177,458)
Adjustments:
Interest expense	1,839,259	-	1,839,259	188,300	-	188,300
Depreciation and amortization	2,093,797	1,220,984	3,314,781	1,359,180	1,221,063	2,580,243
Noncash share-based compensation	2,803,536	108,031	2,911,567	2,423,335	158,828	2,582,163
Change in fair value of earnout liabilities	(14,451)	82,000	67,549	(1,385,914)	(108,996)	(1,494,910)
Share of losses from equity method investment	31,448	-	31,448	-	-	-
Executive separation costs (1)	964,466	-	964,466	-	-	-
Acquisition costs	249,901	577,892	827,793	-	-	-
Segment EBITDA (on a segment basis) / Adjusted EBITDA (consolidated)	$5,095,670	$(3,350,104)	$1,745,566	$3,766,196	$(4,087,858)	$(321,662)

(1) - Includes $328,795 of share-based compensation related to executive separation costs for the nine months ended September 30, 2024.